Exhibit 10.21


CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this "Agreement") is made effective for all purposes as of the 1st day of January, 2001 by and between TSET, Inc. (the "Company") and Dwight, Tusing & Associates, LLC ("DTA") with Richard F. Tusing and Daniel R. Dwight as principals (hereinafter collectively referred to as the "Consultant").

RECITALS:

     A. Company is engaged in the business to seek out select business opportunities globally among a wide range of prospects that meet the companies general acquisition and investment criteria, enhance asset base and increase shareholder value.

     B. Company wishes to have Consultant continue to provide the Company certain consulting services as previously provided under Consulting Agreement dated August 11, 2000 and expired as of January 1, 2001 and, subject to the terms and conditions set forth herein, Consultant is willing to provide such consulting services, all as disclosed to and approved by the Company's board of directors.

     C. Company recognizes Richard F. Tusing and Daniel R. Dwight as principals of DTA are also Members of the Board of TSET, Inc. and recognizes that performance of both functions are not in conflict.

     D. Company recognizes previously executed Finder's Agreement dated August 9, 2000, as disclosed to and approved by the Company's board of directors, of which continued performance is not in conflict with this Agreement or TSET Board representation.

     E. Company and Consultant wish to set forth terms and conditions upon which Consultant will provide consulting services to the Company.

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual premises hereinafter set forth, and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Services of Consultant. Consultant shall use its best efforts to assist the Company during the term of this Agreement in connection with the following: (i) assisting the Company with management consulting services including performing operational management responsibilities as may be mutually agreed; (ii) assisting the Company in connection with the creation of its business plans and investor presentation versions of such plan; (iii) assisting the Company in establishing Intellectual Property and licensing strategies; (iv) assist the Company in operational matters with its subsidiaries and other investments; and (v) such other matters mutually determined by the Consultant and the Company to be appropriate for Consultant's services. Consultant shall work on a part time basis and shall provide a maximum of 1200 hours during the period ending April 30, 2001 unless

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          otherwise agreed in writing. Consultant shall perform all services hereunder in compliance with all applicable laws, rules, and regulations.

     2. Fee for Services. In consideration for Consultant providing the services described in Section 1 hereof, the Company agrees to pay Consultant an hourly compensation of One Hundred and Fifty Dollars ($150) per hour, with payment in full due no later than the earlier of
          (a) five days after funds received from investors pursuant to a financing in which the company receives financing (whether debt or equity based), cumulative or in lump sum, of at least $3,000,000, first become available for expenditure by the Company, or (b) April 30, 2001. At Consultant's sole discretion, Consultant may elect to convert unpaid hourly cash compensation to an option to purchase restricted shares of common stock of the Company providing one hundred option shares (100) for each hour of consulting services. Such Conversion Option, once elected, shall be exercisable for a period of three (3) years at a price of two dollars and zero cents ($2.00) per share. Consultant must make selection of method of consideration prior to five days after closing of first round of Private Placement Memorandum or April 30, 2001 whichever is earlier. Consultant acknowledges (i) that it is an independent contractor and not an employee and (ii) that it shall be responsible for any and all tax obligations arising from the payments made or options granted or exercised hereunder. Interest shall accrue on any unpaid cash amounts due hereunder calculated at the annual rate of 12% until all such amounts have been paid in full.

     3. Grant of Option. In consideration for Consultant's willingness to provide the services set forth herein, the Company in addition to Fee for Services also agrees to grant Consultant an option to purchase Shares of common stock of the company. Such Stock Option to be exercisable for a period of three (3) years at a price of two dollars and zero cents ($2.00) per share for one hundred shares (100) for each hour of consulting services.

     4. Expense Reimbursement. The Company shall promptly reimburse Consultant for all normal out-of-pocket expenses, including meals, travel, phone, other incidental office expenses and entertainment related to the Company's business that are actually paid or incurred by Consultant in the performance of its services under this Agreement upon the delivery of invoices or other evidence of payment therefor. Consultant shall not incur any individual item of expense in excess of $2,500.00 without the Company's prior written consent.

     5.   Term. This Agreement shall remain in effect for an initial term of six
          (6) months, and shall thereafter be automatically renewed for successive terms of six (6) months each, unless either party indicates its intention to terminate this Agreement prior to the expiration of such initial term or any successive term. Termination hereunder may occur for any reason or for no reason at either party's option upon 30 days' prior written notice to be given by the party terminating this Agreement.

     6. Confidentiality. Consultant will maintain the confidentiality of this Agreement, all provisions of this Agreement and all materials of the Company received by Consultant pursuant to its consulting services to the Company (collectively, "Confidential Information"), and, without the prior written consent of the Company, the Consultant shall not

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          make any press release or other public announcement of or otherwise disclose any Confidential Information to any third party. The foregoing shall not restrict Consultant from disclosing such Confidential Information (i) to its professional advisors whose duties reasonably require familiarity with this Agreement, provided that such persons are bound to maintain the confidentiality of this Agreement, and (ii) to the extent such disclosure may be required by applicable law or regulation, provided that Consultant will only disclose such information as is legally required and will use reasonable efforts to obtain confidential treatment for any information that is so disclosed. If Consultant is required to disclose any Confidential Information pursuant to or in connection with any subpoena, order, or other event involving any legal, administrative, or regulatory action or proceeding, Consultant shall immediately notify the Company.

     7.   Agreement Not To Compete.

          a. Consultant agrees that it will not, during the term hereof, and for a period of one (1) year thereafter, engage in any business or businesses competitive to that conducted by the Company or any subsidiary or affiliate of the Company, as such business is described in Section 7(b)(iii) of this Agreement.

          b. The Consultant further agrees that it will not, for a period of one (1) year after the termination of this Agreement (the "Non-Compete Period"):

          (i) Solicit any customers of the Company or of a subsidiary or affiliate of the Company; or

          (ii) Solicit for employment, hire, request or cause any employee of Company to terminate his or her employment with Company or otherwise attempt to engage the services of any employee of the Company or any subsidiary or affiliate of the Company for any purpose or any endeavor (either on the Company's own behalf or on behalf of any business referred to in Section 7(a) above) without the prior consent of the Company.

          (iii) For purposes of this Agreement (and specifically this Section
               7), the parties acknowledge and agree that the Company's business is the creation and licensing of Ion Wind Generation products.

  8.  Indemnification.

     a. The Company hereby agrees to indemnify and hold harmless the Consultant from and against any and all loss, cost, damage, claim or liability of any sort, including, without limitation, reasonable attorney's fees and expenses (collectively, a "Claims") arising out of or in connection with the services being provided by the Consultant to the Company hereunder; provided, the foregoing provision shall not apply to indemnify the Consultant for any Claim suffered by Consultant as a result of the Consultant's own negligent or illegal action.

     b. Consultant hereby agrees to indemnify, defend, and hold harmless the Company from and against any and all Claims arising out of any illegal action, violation of applicable laws, rules, or regulations, fraud, any misrepresentation or omission of material facts provided to the

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          Company or any prospective investor or other third party, or other acts of negligence or misconduct by Consultant.

     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to principles of conflicts of laws thereof. In case of any dispute arising hereunder, the parties agree that such matter shall be submitted to binding arbitration in the Portland, Oregon metropolitan area, for arbitration in accordance with the rules of the American Arbitration Association.

     10. Costs of Collection. Should either party to this Agreement be required to incur costs in connection with the collection of any amounts due from the other party hereunder, including the reasonable costs of counsel engaged for such purpose (collectively, "Collection Costs", the party required to pay the amount being collected hereunder shall also be liable for the payment of the Collection Costs.

     11. Successors and Assigns. This Agreement shall inure to the benefit of any successors and assigns of the parties hereto; provided, however, that the services of Consultant engaged by the Company hereunder are personal and shall not be assigned or delegated by Consultant without the Company's express prior written consent, which may be withheld in the Company's sole discretion.

     12. Integration. This document sets forth the entire agreement between Company and Consultant relating to the subject matter herein and supersedes any previous written or oral agreements relating to this subject matter between them including, without limitation, that certain Consulting Agreement dated as of August 11, 2000, which is superseded and replaced in its entirety by this Agreement.

     13. Amendments. This Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives stating that such instrument is intended to amend the provisions hereof.

     14. Headings. Headings and paragraph captions used in this Agreement are intended for convenience of reference only and shall not affect the interpretation of this Agreement.

     15. Counterpart and Facsimile Execution. This Agreement may be executed in any number of counterparts, which taken together shall be deemed to constitute one original. Execution of this Agreement by facsimile shall be sufficient for all purposes and shall be binding upon any that so executes.



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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



TSET, Inc.

/s/ Jeffrey Wilson
By:     Jeffrey Wilson       Chairman and Chief Executive Officer



Dwight, Tusing & Associates, LLC

        /s/ Richard F. Tusing
By:     Richard F. Tusing
        Managing Partner

        /s/ Daniel R. Dwight
        Daniel R. Dwight
        Managing Partner




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